Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)    Registration Statement (Form S-8, No. 333-230557) of STERIS plc pertaining to the STERIS Corporation 401(k) Plan,
(2)    Registration Statement (Form S-8, No. 333-230558) of STERIS plc pertaining to the STERIS plc 2006 Long-Term Equity Incentive Plan (As Assumed, Amended and Restated Effective March 28, 2019),
(3)    Registration Statement (Form S-3, No. 333-254608) of STERIS plc, STERIS Corporation, STERIS Ltd, and STERIS Irish FinCo Unlimited Co pertaining to the registration of debt securities, guarantees of debt securities, ordinary shares, preferred shares, warrants, and units, and
(4)    Registration Statement (Form S-8, No. 333-256700) of STERIS plc pertaining to the registration of ordinary shares potentially deliverable pursuant to outstanding awards under both the Cantel Medical Corp. 2020 Equity Incentive Plan (as assumed and amended effective June 2, 2021) and the Cantel Medical Corp. 2016 Equity Incentive Plan (as assumed and amended effective June 2, 2021).

of our reports dated May 29, 2024, with respect to the consolidated financial statements and schedule of STERIS plc and subsidiaries (STERIS) and the effectiveness of internal control over financial reporting of STERIS included in this Annual Report (Form 10-K) of STERIS for the year ended March 31, 2024.

/s/ Ernst & Young LLP

Cleveland, Ohio
May 29, 2024